UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number 333-38951


                               GFSI HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                              9700 COMMERCE PARKWAY
                              LENEXA, KANSAS 66219
                            ATTN: DIRECTOR OF FINANCE
                                 (913) 888-0445
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     SERIES B SENIOR DISCOUNT NOTES DUE 2009
            (Title of each class of securities covered by this Form)


                                      NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]          Rule 12h-3(b)(1)(ii)    [ ]
          Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(2)(i)     [ ]
          Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii)    [ ]
          Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6              [X]
          Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date: 10
     -----


         Pursuant to the requirements of the Securities Exchange Act of 1934, GFSI Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 2, 2003                      GFSI HOLDINGS, INC.

                                            By:   /S/  J. CRAIG PETERSON
                                               ---------------------------------
                                               Name:   J. Craig Peterson
                                               Title:  Senior Vice President and
                                                       Chief Financial Officer